Exhibit 2.l

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

June 16, 2015

Gladstone Investment Corporation

1521 Westbranch Drive

Suite 200

McLean, VA 22102

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We are acting as counsel to Gladstone Investment Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form N-2 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration and proposed public offering of up to $300,000,000 in aggregate amount of one or more series of the following securities (collectively, the “Securities”): (i) shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”); (ii) shares of preferred stock, $0.001 par value per share, of the Company (the “Preferred Stock”); (iii) senior debt securities, in one or more series (the “Senior Debt Securities”), which may be issued pursuant to an indenture to be dated on or about the date of first issuance of Senior Debt Securities thereunder, by and between a trustee to be selected by the Company (the “Trustee”) and the Company in the form filed as Exhibit 2.d.2 to the Registration Statement, as such indenture may be supplemented from time to time (the “Senior Indenture”); (iv) subordinated debt securities, in one or more series (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), which may be issued pursuant to an indenture to be dated on or about the date of the first issuance of Subordinated Debt Securities thereunder, by and between the Trustee and the Company, in the form filed as Exhibit 2.d.3 to the Registration Statement, as such indenture may be supplemented from time to time (the “Subordinated Indenture” and, collectively with the Senior Indenture, an “Indenture”); (v) subscription rights to purchase Common Stock or Preferred Stock (the “Subscription Rights”), which may be evidenced by subscription certificates and administered by a subscription agent to be selected by the Company (the “Subscription Agent”), such certificates in the forms filed as Exhibits 2.d.7 and 2.d.8 to the Registration Statement (each, a “Subscription Certificate”); and (vi) warrants to purchase Common Stock or Preferred Stock (the “Warrants”) which may be issued under warrant agreements, to be dated on or about the date of the first issuance of the applicable Warrants thereunder, by and between a warrant agent to be selected by the Company (the “Warrant Agent”) and the Company in the forms filed as Exhibits 2.d.9 and 2.d.10 to the Registration Statement (each, a “Warrant Agreement”). The Securities may be sold from time to time and on a delayed or continuous basis as set forth in the prospectus that forms a part of the Registration Statement, and as to be set forth in one or more supplements to such prospectus. In connection with the Registration Statement, you have requested our opinion with respect to the matters set forth below.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed relevant and necessary to form a basis on which to render the opinions hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons, the legal power and authority of all persons signing on behalf of other parties, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, public officials and others. We have not independently verified such factual matters.

Gladstone Investment Corporation

June 16, 2015

In expressing the opinions set forth below, we have assumed that:

1. the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the Board of Directors of the Company or a duly authorized committee thereof (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) and applicable provisions of Delaware law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities and such Board Action shall remain in effect and unchanged at all times during which such Securities are offered by the Company;

2. at the time of offer, issuance and sale of any Securities, the Registration Statement will be effective under the Act, a prospectus supplement with respect to such Securities will have been filed with the Commission and no stop order suspending its effectiveness will have been issued and remain in effect;

3. upon the issuance of Common Stock, including Common Stock that may be issued upon conversion or exercise of any other Securities convertible into or exercisable for Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Certificate of Incorporation;

4. upon the issuance of Preferred Stock, including Preferred Stock that may be issued upon conversion or exercise of any other Securities convertible into or exercisable for Preferred Stock, the total number of shares of Preferred Stock issued and outstanding, and the total number of issued and outstanding shares of the applicable class or series of Preferred Stock designated pursuant to the Company’s Certificate of Incorporation, will not exceed the total number of shares of Preferred Stock or the number of shares of such class or series of Preferred Stock that the Company is then authorized to issue under the Company’s Certificate of Incorporation.

5. prior to any issuance of Preferred Stock, an appropriate certificate of designation shall be filed for recordation with the Delaware Secretary of State;

6. any Warrants will be issued under a Warrant Agreement between the Company and a Warrant Agent;

7. any Subscription Rights will be issued under a Subscription Certificate between the Company and a Subscription Agent;

8. any Debt Securities will be issued under an Indenture between the Company and a Trustee and such Trustee is qualified to act as Trustee under the Indenture, the Company has filed respective Forms T-1 for the Trustee with the Commission and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended;

9. the interest rate on the Debt Securities will not be greater than the maximum rate permitted from time to time by applicable law;

10. any Securities convertible into or exercisable for any other Securities will be duly converted or exercised in accordance with their terms;

11. if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement, purchase agreement, distribution agreement or similar agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement;

12. the laws of the State of New York will be the governing law under any Indenture, Warrant Agreement or Subscription Certificate; and

13. the Company will remain a Delaware corporation.

Gladstone Investment Corporation

June 16, 2015

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion letter that any Trustee, Warrant Agent or Subscription Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such Trustee, Warrant Agent or Subscription Agent will be duly qualified to engage in the activities contemplated by such Indenture, Warrant Agreement or Subscription Certificate, as applicable; that such Indenture, Warrant Agreement or Subscription Certificate, as applicable, will have been duly authorized, executed and delivered by such Trustee, Warrant Agent or Subscription Agent, as applicable, and will constitute the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms; that such Trustee, Warrant Agent or Subscription Agent will be in compliance with respect to performance of its obligations under such Indenture, Warrant Agreement or Subscription Certificate, as applicable, with all applicable laws and regulations; and that such Trustee, Warrant Agent or Subscription Agent will have the requisite organizational and legal power and authority to perform its obligations under such Indenture, Warrant Agreement or Subscription Certificate, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the federal laws of the United States, the Delaware General Corporation Law and, as to the Debt Securities, the Warrants and the Subscription Rights constituting valid and legally binding obligations of the Company, the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

(a) The Common Stock and associated Subscription Rights (including any shares of Common Stock and associated Subscription Rights duly issued upon the exchange or conversion of convertible Debt Securities or shares of Preferred Stock that are exchangeable for or convertible into Common Stock, or upon the exercise of Warrants for the purchase of shares of Common Stock and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery of a Subscription Certificate relating to the Subscription Rights associated with the Common Stock on behalf of the Company and the Subscription Agent named therein, will be validly issued, and the Common Stock will be fully paid and nonassessable.

(b) The Preferred Stock and associated Subscription Rights (including any shares of Preferred Stock and associated Subscription Rights duly issued upon the exercise of Warrants for the purchase of shares of Preferred Stock and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery of a Subscription Certificate relating to the Subscription Rights associated with the Preferred Stock on behalf of the Company and the Subscription Agent named therein, will be validly issued, and the Preferred Stock will be fully paid and nonassessable.

(c) The Warrants, upon due execution and delivery of a Warrant Agreement relating thereto on behalf of the Company and the Warrant Agent named therein and due authentication of the Warrants by such Warrant Agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(d) The Debt Securities, upon due execution and delivery of an Indenture relating thereto on behalf of the Company and the Trustee named therein and due authentication of the Debt Securities by such Trustee, and upon due execution and delivery of the Debt Securities on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed in paragraphs (c) and (d) above with respect to the valid and binding nature of obligations may be limited by the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (ii) the exercise of judicial discretion and the application of principles of equity, good faith,

Gladstone Investment Corporation

June 16, 2015

fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law); (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to the enforceability of provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial.

It should be understood that the opinions in paragraphs (a) and (b) above concerning the Subscription Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Subscription Rights at some future time based on the facts and circumstances existing at that time and that our opinions in paragraphs (a) and (b) above address the Subscription Rights and the Subscription Certificate in their entirety and not any particular provision of the Subscription Rights or the Subscription Certificate and that it is not settled whether the invalidity of any particular provision of a Subscription Certificate or of Subscription Rights issued thereunder would result in invalidating in their entirety such Subscription Rights.

This opinion is furnished to you in connection with the Registration Statement and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC

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